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Registration No. 333-

Securities and Exchange Commission
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ALARIS MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3492624
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification

10221 Wateridge Circle
San Diego, California 92121-1579
(858) 458-7000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

ALARIS Medical, Inc. 1996 Stock Option Plan
ALARIS Medical, Inc. Third Amended and Restated 1990 Non-Qualified
Stock Option Plan for Non-Employee Directors
(Full title of the plan)

Stuart E. Rickerson, Esq.
ALARIS Medical, Inc.
10221 Wateridge Circle
San Diego, California 92121
(858) 458-7000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Marjorie Sybul Adams, Esq.
Piper Marbury Rudnick & Wolfe LLP
1251 Avenue of the Americas
New York, New York 10021
(212) 835-6000

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $.01 par value	4,250,000	$2.62	$11,135,000	$2,785

(1)
Includes 4,000,000 shares of the Registrant's common stock, par value $.01 per share (the "Common Stock"), which may be offered pursuant to the Registrant's 1996 Stock Option Plan and 250,000 shares of Common Stock which may be offered pursuant to the Registrant's Third Amended and Restated 1990 Non-Qualified Stock Option Plan for Non-Employee Directors. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Act"), this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)
Pursuant to Rule 457 of the Securities Act of 1933, as amended, these amounts are used solely for the purpose of calculating the registration fee. Such amounts are based upon the average of the high and low per share prices for the registrant's Common Shares on the American Stock Exchange on November 15, 2001 (i.e. $2.62).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    ALARIS Medical, Inc. has filed the following documents with the Securities and Exchange Commission (the "Commission"), and these are incorporated herein by reference:

  (a)
  Our Annual Report on Form 10-K for the year ended December 31, 2000;

  (b)
  Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001, the quarter ended June 30, 2001 and the quarter-ended September 30, 2001;

  (c)
  Form 8-K of ALARIS Medical, Inc. dated as of September 12, 2001.

  (d)
  The description of our Common Stock contained in the Registration Statement on Form 8-A of ALARIS Medical, Inc. (Registration No. 001-10207).

    In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which removes from registration all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Barry D. Shalov, a Director of ALARIS Medical, Inc., is a partner at Piper Marbury Rudnick & Wolfe LLP, which performs legal services for ALARIS Medical, Inc. As a Director, Mr. Shalov receives an annual grant of options to purchase 10,000 shares of our stock in accordance with the terms of the Third Amended and Restated 1990 Non-Qualified Stock Option Plan for Non-Employee Directors.

Item 6. Indemnification Of Directors And Officers.

    Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

    Section 102(b) of the General Corporation Law of the State of Delaware permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

    ARTICLE ELEVENTH of our Restated Certificate of Incorporation provides that no director of the Registrant shall be liable for monetary damages resulting from a breach of his or her fiduciary duty as a director except to the extent required by law as in effect at the time the claim of liability is asserted.

    ARTICLE VIII of our By-Laws, as amended, provides as follows.

        Section 1. Right to Indemnification.

        Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this ARTICLE VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

        Section 2. Right to Advancement of Expenses.

        The right to indemnification conferred in Section 1 of this ARTICLE VIII shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this ARTICLE VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

        Section 3. Right of Indemnitee to Bring Suit.

        If a claim under Section 1 or 2 of this ARTICLE VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the Corporation.

        Section 4. Non-Exclusivity of Rights.

        The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 5. Insurance.

        The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        Section 6. Indemnification of Fees and Agents of the Corporation.

        The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Item 7. Exemption From Registration Claimed.

    Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	ALARIS Medical, Inc. 1996 Stock Option Plan, as amended
4.2	ALARIS Medical, Inc. Third Amended and Restated 1990 Non-Qualified Stock Option Plan for Non-Employee Directors, as amended
4.3
Certificate of Incorporation of Advanced Medical, Inc. and Form of Certificate of Incorporation of Advanced Medical, Inc., as amended (Incorporated by reference to Exhibit 3.1(a) to the Prospectus/Joint Proxy Statement, dated March 3, 1989, of Fidata Corporation, Advanced Medical, Inc. and Controlled Theraputics Corporation included and forming a part of the Registration Statement on Form S-4 of Advanced Medical, Inc. (Registration No. 333-62277) ).
4.4	ALARIS Medical, Inc. By-Laws, as amended (Incorporated by reference to Exhibit 3.5 of the Company's Form 10-Q for the quarter ended March 31, 2000)
4.5
Amendments to Articles First and Fourth of the Restated Certificate of Incorporation of Advanced Medical, Inc. (Incorporated by reference to Exhibits A and B to Advanced Medical, Inc.'s Proxy Statement, dated August 15, 1990, for its Special Meeting of Stockholders held on September 7, 1990)
4.6
Amendment to Article Fourth of the Restated Certificate of Incorporation of Advanced Medical, Inc. (Incorporated by reference to Annex III to Advanced Medical, Inc.'s Proxy Statement, dated July 25, 1994, for its Special Meeting of Stockholders held on August 11, 1994)
5	Opinion of Piper Marbury Rudnick & Wolfe LLP
23.1	Consent of Piper Marbury Rudnick & Wolfe LLP (included in opinion filed as Exhibit 5)
23.2	Consent of PricewaterhouseCoopers LLP

Item 9. Undertakings.

    (a) The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    to include any prospectus required by Section 10(a)(3) of the Act;

    (ii)
    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification is against public policy against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 20th day of November, 2001

ALARIS MEDICAL, INC..
By:	/s/ DAVID L. SCHLOTTERBECK David L. Schlotterbeck President and Chief Executive Officer

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints David L. Schlotterbeck and William C. Bopp and Stuart E. Rickerson and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf individually and in each capacity stated below any amendment, including post-effective amendments, to this Registration Statement under the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ DAVID L. SCHLOTTERBECK David L. Schlotterbeck	President, Chief Executive Officer and Director	November 20, 2001
/s/ HANK BROWN Hank Brown	Director	November 20, 2001
/s/ HENRY GREEN Henry Green	Director	November 20, 2001
/s/ BARRY D. SHALOV Barry D. Shalov	Director	November 20, 2001
/s/ WILLIAM T. TUMBER William T. Tumber	Director	November 20, 2001
/s/ NORMAN DEAN Norman Dean	Director and Chairman of the Board	November 20, 2001
/s/ WILLIAM C. BOPP William C. Bopp	Sr. Vice President and Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer)	November 20, 2001

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-8

OF

ALARIS MEDICAL, INC.

EXHIBIT INDEX

Exhibit
4.1	ALARIS Medical, Inc. 1996 Stock Option Plan, as amended
4.2	ALARIS Medical, Inc. Third Amended and Restated 1990 Non-Qualified Stock Option Plan for Non-Employee Directors, as amended
5	Opinion of Piper Marbury Rudnick & Wolfe LLP
23.1	Consent of Piper Marbury Rudnick & Wolfe LLP (included in opinion filed as Exhibit 5)
23.2	Consent of PricewaterhouseCoopers LLP

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification Of Directors And Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8 OF ALARIS MEDICAL, INC.
EXHIBIT INDEX